NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 29, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

The Singing Machine Company, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 000-24968

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years; and

(b)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of The Singing Machine Company, Inc. (the “Company” or “Singing Machine”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Years Ended March 31,     Income/(Loss) from Continuing Operations   Net Income/(Loss)

2009

($2,023,000)

($2,191,000)

2008

$156,000

$2,000

2007

($1,702,000)

$739,000

2006

($2,159,000)

($1,905,000)

2005

($1,620,000)

($3,592,000)

(b)

At March 31, 2009 and June 30, 2009, the Company reported stockholders’ equity of $2,579,000 and $1,029,799, respectively.

(c)

The Common Stock had been trading at or below $0.25 per share since May 7, 2008 and the Company had not taken any actions to address its low selling price.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 16, 2008, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended June 30, 2008, Singing Machine was not in compliance with Section 1003(a)(ii) of the Company Guide.  In accordance with Section 1009 of the Company Guide, Singing Machine was given the opportunity to submit a business plan by October 16, 2008, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On October 23, 2008, Singing Machine submitted its plan to regain compliance to the Exchange (the “Plan”).  On December 12, 2008, the Company was advised that the Exchange had accepted the Plan and granted the Company an extension until March 31, 2009 to regain compliance with Section 1003(a)(ii) of the Company Guide.  Further, the Company was notified that it was not in compliance with Section 1003(f)(v) of the Company Guide in that the Common Stock had been selling for a low price per share for a substantial period of time. Therefore, the Company’s continued listing was predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which Staff had determined to be no later than June 12, 2009.

(c)

At the end of the Plan Period, March 31, 2009, Singing Machine had failed to regain compliance with Section 1003(a)(ii) of the Company Guide.  The Company also failed to address its low selling price by the June 12, 2009 deadline.  Consequently, via correspondence dated June 22, 2009 Staff notified Singing Machine that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated June 22, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by June 29, 2009.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Anton Handal, Chief Executive Officer of The Singing Machine Company, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC